Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com
AmerisourceBergen Reports Record $0.52 in Diluted EPS, a 44 Percent Increase, and Record Revenue of $19.3 Billion For The December Quarter
Company Increases Fiscal Year 2010 EPS Guidance to a Range of $1.89 to $1.98
VALLEY FORGE, PA, January 26, 2010 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2010 first quarter, ended December 31, 2009, diluted earnings per share were $0.52, a 44 percent increase. Revenue in the quarter was a record $19.3 billion, up 11.5 percent. The Company also increased its fiscal year 2010 diluted earnings per share guidance to a range of $1.89 to $1.98, which represents a 12 percent to 17 percent increase over the $1.69 diluted earnings per share from continuing operations last fiscal year. All the results are presented in accordance with U.S. generally accepted accounting principles (GAAP), and earnings per share and other share-related data reflect the Company’s June 2009 two-for-one stock split.
Fiscal First Quarter Highlights
•	Record revenue of $19.3 billion, up 11.5 percent.
•	Record diluted earnings per share of $0.52, a 44 percent increase.
•	Operating expense ratio of 1.56 percent, down 12 basis points.
•	Operating margin of 1.36 percent, up 22 basis points.
•	$145 million of share repurchases.
“In the December quarter, we delivered exceptional performance across all our businesses, reflecting strong revenue growth, successful generic drug launches, and continued expense and working capital discipline,” said R. David Yost, AmerisourceBergen’s President and Chief Executive Officer. “Revenue in the quarter was up 11.5 percent, with approximately half of the growth coming from new business we acquired last year. Sales of generic pharmaceuticals were strong, with recent generic launches significantly contributing to gross profit growth in the quarter. Our balance sheet is even stronger after our November bond offering, and we have good financial flexibility. We are off to a strong start for the fiscal year, demonstrating the strength of our two growth drivers — generics and specialty pharmaceuticals.”

Results Highlights
•	Revenue: Revenue was a record $19.3 billion in the first quarter of fiscal 2010, an 11.5 percent increase over the same quarter in the previous fiscal year, with AmerisourceBergen Drug Corporation revenue increasing 12.9 percent and AmerisourceBergen Specialty Group revenue up 7.7 percent.
•	Gross Profit: Gross profit in the fiscal 2010 first quarter was $563.4 million, a 15 percent increase over the year-ago same period, due primarily to increased revenue and the impact of recent generic pharmaceutical launches, especially in the Company’s Specialty Group. The LIFO charge in the fiscal 2010 first quarter was $7.8 million compared with a $5.0 million charge in the previous year’s first quarter.
•	Operating Expenses: For the first quarter of fiscal 2010, operating expenses were $301.0 million compared with $292.0 million in the prior fiscal year’s first quarter, a 3 percent increase which was well below the 11.5 percent revenue increase.
•	Operating Income: In the fiscal 2010 first quarter, operating income increased 33 percent to $262.4 million, due primarily to increased revenue growth, the boost in gross profit and solid expense management.
•	Tax Rate: The effective tax rate for the first quarter of fiscal 2010 was 38.2 percent, compared to 38.6 percent in the previous fiscal year’s first quarter. We continue to expect our annualized effective tax rate to be approximately 38.4 percent.
•	Earnings Per Share: Diluted earnings per share were up 44 percent to $0.52 in the first quarter of fiscal 2010 compared to $0.36 in the previous fiscal year’s first quarter.
•	Shares Outstanding: Diluted average shares outstanding for the first quarter of fiscal year 2010 were 291.3 million, down nearly 19 million from the previous fiscal year’s first quarter due primarily to share repurchases, net of option exercises.

Key Ratios
•	Gross Margin: Gross profit as a percentage of revenue increased 8 basis points to 2.91 percent in the fiscal 2010 first quarter over the same period in the previous year driven by strong growth in generic sales.
•	Operating Expense Ratio: Operating expenses as a percentage of revenue in the fiscal first quarter of 2010 were 1.56 percent, down 12 basis points from the same period in the previous fiscal year. The lower ratio demonstrates the Company’s ability to handle increased business at low incremental costs.
•	Operating Margin: Operating income as a percentage of revenue increased 22 basis points to 1.36 percent in the fiscal 2010 first quarter compared with the previous year’s first quarter due to improved gross margin and solid expense management.
Fiscal Year 2010 Expectations
“Based on the exceptional performance in the first fiscal quarter of 2010, the Company is increasing its expectations for diluted earnings per share for fiscal year 2010 to a range of $1.89 to $1.98, which represents an increase of 12 percent to 17 percent over the $1.69 diluted earnings per share from continuing operations in fiscal year 2009,” said Yost. “Our key assumptions for revenue growth and operating margin expansion supporting this diluted earnings per share range also have increased, and the Company now expects revenue growth of between 7 percent and 8 percent and operating margin expansion in the low to mid single digit basis point range. We continue to expect free cash flow in the range of $500 million to $575 million, which includes capital expenditures in the $140 million range. Assumptions also continue to include the expected repurchase of approximately $350 million of AmerisourceBergen common shares in fiscal 2010.”
Conference Call
The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on January 26, 2010. Participating in the conference call will be: R. David Yost, President and Chief Executive Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation.

To access the live conference call via telephone:
Dial in: The dial-in number for the live call will be 210-234-0010. The access code for the call is ABC.
To access the live webcast:
Go to the Investor Relations page at http://www.amerisourcebergen.com.
A replay of the telephone call and webcast will be available from 2:30 p.m. January 26, 2010 until 11:59 p.m. February 2, 2010. The Webcast replay will be available for 30 days.
To access the replay via telephone:

Dial in:	866-427-6406 from within the U.S.
203-369-0895 from outside the U.S.
To access the archived webcast:
Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.
About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $71 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #26 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.
Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of laws and regulations governing the marketing, sale and purchase of pharmaceutical products; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to implement an enterprise resource planning (ERP) system to handle business and financial processes within AmerisourceBergen Drug Corporation’s operations and our corporate functions without operating problems and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations;

economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing or service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for this Fiscal Year Ended September 30, 2009 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.
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AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three		Three
	Months Ended		Months Ended
	December 31,	% of	December 31,	% of	%
	2009	Revenue	2008	Revenue	Change

Revenue	$19,335,859	100.00%	$17,338,377	100.00%	11.5%

Cost of goods sold	18,772,489		16,848,529		11.4%

Gross profit	563,370	2.91%	489,848	2.83%	15.0%

Operating expenses:
Distribution, selling and administrative	280,239	1.45%	272,026	1.57%	3.0%
Depreciation and amortization	20,797	0.11%	18,909	0.11%	10.0%
Facility consolidations, employee severance and other	(48)	—%	1,029	0.01%

Operating income	262,382	1.36%	197,884	1.14%	32.6%

Other loss	277	—%	429	—%

Interest expense, net	17,267	0.09%	14,183	0.08%	21.7%

Income from continuing operations before income taxes	244,838	1.27%	183,272	1.06%	33.6%

Income taxes	93,531	0.48%	70,743	0.41%	32.2%

Income from continuing operations	151,307	0.78%	112,529	0.65%	34.5%

Loss from discontinued operations, net of tax	—		(1,473)

Net income	$151,307		$111,056

Basic earnings per share:
Continuing operations	$0.53		$0.36		47.2%
Discontinued operations	—		—

Total	$0.53		$0.36

Diluted earnings per share:
Continuing operations	$0.52		$0.36		44.4%
Discontinued operations	—		—

Total	$0.52		$0.36

Weighted average common shares outstanding:
Basic	286,955		308,594
Diluted (1)	291,287		310,178

(1)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	September 30,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$979,567	$1,009,368
Accounts receivable, net	3,540,919	3,916,509
Merchandise inventories	5,361,851	4,972,820
Prepaid expenses and other	33,794	55,056

Total current assets	9,916,131	9,953,753

Property and equipment, net	641,909	619,238
Other long-term assets	2,998,231	2,999,749

Total assets	$13,556,271	$13,572,740

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,225,557	$8,517,162
Current portion of long-term debt	593	1,068
Other current liabilities	1,017,298	961,380

Total current liabilities	9,243,448	9,479,610

Long-term debt, less current portion	1,375,256	1,176,933

Other long-term liabilities	196,706	199,728

Stockholders’ equity	2,740,861	2,716,469

Total liabilities and stockholders’ equity	$13,556,271	$13,572,740

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three	Three
	Months Ended	Months Ended
	December 31,	December 31,
	2009	2008

Operating Activities:
Net income	$151,307	$111,056
Loss from discontinued operations	—	1,473

Income from continuing operations	151,307	112,529
Adjustments to reconcile income from continuing operations to net cash used in operating activities	61,908	44,608
Changes in operating assets and liabilities	(254,904)	(461,252)

Net cash used in operating activities — continuing operations	(41,689)	(304,115)
Net cash used in operating activities — discontinued operations	—	(251)

Net cash used in operating activities	(41,689)	(304,366)

Investing Activities:
Capital expenditures	(42,574)	(42,344)
Proceeds from the sale of PMSI	—	14,936
Other	127	—

Net cash used in investing activities — continuing operations	(42,447)	(27,408)
Net cash used in investing activities — discontinued operations	—	(1,138)

Net cash used in investing activities	(42,447)	(28,546)

Financing Activities:
Net borrowings	195,066	27,519
Purchases of common stock	(144,626)	(88,352)
Exercises of stock options	30,416	1,331
Cash dividends on common stock	(23,149)	(15,571)
Other	(3,372)	788

Net cash provided by (used in) financing activities	54,335	(74,285)

Decrease in cash and cash equivalents	(29,801)	(407,197)

Cash and cash equivalents at beginning of period	1,009,368	878,114

Cash and cash equivalents at end of period	$979,567	$470,917

AMERISOURCEBERGEN CORPORATION
SUMMARY FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,
	2009	2008	% Change

Revenue	$19,335,859	$17,338,377	11.5%

Pharmaceutical Distribution gross profit	$561,823	$489,848	14.7%
Gain on antitrust litigation settlements	1,547	—	N/M

Total gross profit	$563,370	$489,848	15.0%

Pharmaceutical Distribution operating income	$260,787	$198,913	31.1%
Facility consolidations, employee severance and other	48	(1,029)	N/M
Gain on antitrust litigation settlements	1,547	—	N/M

Total operating income	$262,382	$197,884	32.6%

Percentages of revenue:

Pharmaceutical Distribution
Gross profit	2.91%	2.83%
Operating expenses	1.56%	1.68%
Operating income *	1.35%	1.15%

AmerisourceBergen Corporation
Gross profit	2.91%	2.83%
Operating expenses	1.56%	1.68%
Operating income *	1.36%	1.14%

*	Calculated as a percentage of revenue. May or may not equal the gross profit % less the operating expenses % due to rounding.